Exhibit 99.1

Innovative Industrial Properties Reports Defaults by Tenants

SAN DIEGO, CA – March 28, 2025 – Innovative Industrial Properties, Inc. (IIP) (NYSE: IIPR), a leading real estate investment trust specializing in the regulated cannabis industry, today announced a significant tenant replacement and renewal initiative aimed at enhancing the performance of its real estate portfolio and driving long-term value for shareholders. This initiative focuses on strengthening tenant credit profiles and optimizing occupancy of the Company’s properties to align with evolving market demands.

As previously disclosed in the Company’s filings with the U.S. Securities and Exchange Commission, market dynamics in the regulated cannabis industry have been extremely challenging. These challenges include federal, state and local taxation burdens; ineffective enforcement policies with respect to the illicit cannabis market; declines in unit pricing for regulated cannabis products; limited access to capital; and inflation and supply chain constraints. Also, as previously disclosed, these challenges have negatively impacted the ability of certain of our tenants to make their lease payments on the properties they lease from us. As a result, the Company believes that it will be better served by proactively seeking to refresh a substantial portion of its tenant base with more financially viable long-term tenants to better position the Company for sustainable growth and improved financial performance.

As part of this strategic effort, the Company declared certain of its tenants in default for failure to pay contractual rent in full, as further described below. In addition, the Company declared a default with respect to a loan for $16.1 million aggregate principal amount pursuant to a secured promissory note (the “Note”) issued to the Company by the purchaser of four properties previously leased to Medical Investor Holdings, LLC.

The Company, through indirect, wholly owned subsidiaries serving as landlords, previously entered into leases (collectively, the “4Front Leases”) with 4Front Ventures Corp. and its affiliates (collectively, “4Front”) as tenants for four properties that the Company owns, which represented 5.7% of the Company’s contractual rent as of December 31, 2024.

The Company, through indirect, wholly owned subsidiaries serving as landlords, previously entered into leases (collectively, the “Gold Flora Leases”) with Gold Flora, LLC and its affiliates (collectively, “Gold Flora”) as tenants for three properties that the Company owns, which represented 2.9% of the Company’s contractual rent as of December 31, 2024.

The Company, through indirect, wholly owned subsidiaries serving as landlords, previously entered into leases (collectively, the “TILT Leases”) with TILT Holdings Inc. and its affiliates (collectively, “TILT”) as tenants for two properties that the Company owns, which represented 2.2% of the Company’s contractual rent as of December 31, 2024.

The Company declared each of the 4Front Leases, the Gold Flora Leases, and the TILT Leases in default. Contractual base rent, property management fees and estimated tax and insurance payments owed as of March 28, 2025, for each of the 4Front Leases, the Gold Flora Leases, and the TILT Leases, totaled $9.0 million, $1.7 million, and $2.4 million, respectively. The Company will take action to pursue its rights under such leases aggressively, which may include, but is not limited to, commencing eviction proceedings as the Company deems necessary.

The Company previously provided a loan, in the aggregate principal amount of $16.1 million, pursuant to the Note issued by the purchaser of four of the Company’s properties in California previously leased to affiliates of Medical Investor Holdings, LLC. The Note is secured by such four properties. The loan pursuant to the Note requires payments of interest only, monthly, in advance and matures on February 29, 2028. The Company has declared the Note in default due to the borrower’s failure to pay approximately $0.8 million of interest and reimbursement for taxes. As a result, the principal amount of the Note, plus accrued and unpaid interest, are immediately due and payable. The Company intends to vigorously pursue its rights under the Note, which may include, but is not limited to foreclosing on its security interest in the four properties securing the Note.

About Innovative Industrial Properties

Innovative Industrial Properties, Inc. is a real estate investment trust (REIT) focused on the acquisition, ownership and management of specialized industrial properties leased to experienced, state-licensed operators for their regulated cannabis facilities. Additional information is available at www.innovativeindustrialproperties.com.

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements about the Company’s expectations regarding the success of its strategic initiatives, enforcement of its rights under the Note and enforcement of rights under its leases with its tenants. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, and they include, but are not limited to, statements regarding future rent collection; ability to re-lease properties for the rent currently received or at all; occupancy and enforcement of rights under the 4Front Leases the Gold Flora Leases, and the TILT Leases; enforcement of rights under the Note, including the ability to foreclose or otherwise acquire the collateral securing the Note. Words such as “project,” “expect,” “may” or similar expressions that convey the prospective nature of events or outcomes are generally indicative of forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. IIP does not undertake any obligation to update, modify or withdraw any forward-looking statements as a result of new information, future events or otherwise.

Although IIP believes that the expectations reflected in any of its forward-looking statements are reasonable, actual results may differ from anticipated results, sometimes materially. Factors that could cause results to differ from those projected or assumed in any forward-looking statement include, but are not limited to, those factors found in IIP’s filings with the U.S. Securities and Exchange Commission, including those set forth under the headings “Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in IIP’s Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

IIP Contact:

David Smith

Chief Financial Officer

Innovative Industrial Properties, Inc.

(858) 997-3332